Exhibit 10.3

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

AND

COMMONWEALTH OF KENTUCKY

DEPARTMENT OF FINANCIAL INSTITUTIONS

FRANKFORT, KENTUCKY

)
In the Matter of )
	)	CONSENT ORDER
PBI BANK	)
LOUISVILLE, KENTUCKY )		FDIC-15-0227b
	)	KDFI 2015-AH-00140
(KENTUCKY CHARTERED	)
INSURED NONMEMBER BANK))
)

PBI Bank, Louisville, Kentucky (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices and violations of law or regulation alleged to have been committed by the Bank, and of its right to a hearing on the charges under section 8(b) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b), and under section 286.3-690 of the Kentucky Revised Statutes , Ky. Rev. Stat. Ann. Section 286.3-690, regarding hearings before the Department of Financial Institutions for the Commonwealth of Kentucky, (“KDFI”), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER (“STIPULATION”) with representatives of the Federal Deposit Insurance Corporation (“FDIC”) and the KDFI, dated November 12, 2015, whereby, solely for the purpose of this proceeding and without admitting or denying the charges of unsafe or unsound banking practices and violations of law or regulation relating to capital, asset quality, earnings, and liquidity, the Bank consented to the issuance of a CONSENT ORDER (“ORDER”) by the FDIC and the KDFI.

The FDIC and the KDFI considered the matter and decided to accept the STIPULATION.

Having also determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) and section 286.3-690 of the Kentucky Revised Statutes, Ky. Rev. Stat. Ann. § 286.3-690 have been satisfied, the FDIC and the KDFI HEREBY ORDER that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, take affirmative action as follows:

CAPITAL

     1.     (a)     Within thirty (30) days of the effective date of this ORDER, the Bank shall have and maintain its leverage ratio at a minimum of nine (9.0%) percent and its total capital ratio at a minimum of twelve (12.0%) percent. For purposes of this ORDER, leverage ratio and total capital ratio shall be calculated in accordance with Part 324 of the FDIC Rules and Regulations (“Part 324”), 12 C.F.R. Part 324.

(b)     If, while this ORDER is in effect, the Bank increases capital by the sale of new securities, the board of directors of the Bank shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held by or controlled by them in favor of said plan. Should the implementation of the plan involve public distribution of Bank securities, including a distribution limited only to the Bank’s existing shareholders, the Bank shall prepare detailed offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and other material disclosures necessary to comply with Federal securities laws. Prior to the implementation of the plan and, in any event, not less than twenty (20) days prior to the dissemination of such materials, the materials used in the sale of the securities shall be submitted to the FDIC Registration and Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429 and to the KDFI, 1025 Capital Center Drive, Suite 200, Frankfort, Kentucky 40601, for their review. Any changes requested to be made in the materials by the FDIC or the KDFI shall be made prior to their dissemination.

(c)     In complying with the provisions of this paragraph, the Bank shall provide to any subscriber and/or purchaser of Bank securities written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within ten (10) days of the date any material development or change was planned or occurred, whichever is earlier, and shall be furnished to every purchaser and/or subscriber of the Bank’s original offering materials.

(d)     Should the Bank be unable to maintain the required capital levels within the time frame specified in subparagraph (a) above, then within thirty (30) days of receipt of written direction from the Regional Director and the Commissioner of the KDFI (“Commissioner”), the Bank shall develop, adopt, and implement a written plan to sell or merge itself into another federally insured financial institution or to otherwise immediately obtain a sufficient capital investment into the Bank to fully meet the capital requirements of this paragraph. A copy of the plan required by this paragraph shall be submitted to, and be determined acceptable by, the Regional Director and the Commissioner.

PAYMENTS AND TRANSFERS

2.     During the life of this ORDER:

(a)      The Bank shall not make any payment which would cause it to become Undercapitalized as defined in Part 324;

(b)     The Bank shall immediately notify the Regional Director and Commissioner in writing if a Judgment is, or is about to be, entered against the Bank, where payment of said Judgment would cause the Bank to become Undercapitalized as defined in Part 324; and

(c)     The Bank shall not pledge or otherwise transfer any of its assets for the benefit of any creditor if such pledge or transfer would cause the Bank to become Undercapitalized as defined in Part 324, except for any such pledges made in accordance with Kentucky Revised Statute section 286.3-330, Ky. Rev. Stat. Ann § 286.3-330.

REDUCTION OF DELINQUENCIES AND CLASSIFIED ASSETS

     3.     (a)     As of the effective date of this ORDER, the Bank shall adhere to its written plan to reduce the Bank’s risk position in each asset in excess of $1,000,000 which is delinquent or classified “Substandard” or “Doubtful,” including those assets identified in the Joint Report of Examination as of May 26, 2015 (“ROE”). Such plan shall be used to reduce the Bank’s risk position in such assets revealed in subsequent examinations or visitations.

(b)     As used in this paragraph, “reduce” means to: (1) collect; (2) charge off; (3) sell; or (4) improve the quality of such assets so as to warrant removal of any adverse classification by the FDIC and the KDFI.

(c)     The plan required by this paragraph shall continue to be acceptable to the Regional Director and the Commissioner.

PROHIBITION OF ADDITIONAL LOANS TO CLASSIFIED BORROWERS

     4.     (a)     As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who is already obligated in any manner to the Bank on any extension of credit (including any portion thereof) that has been charged off the books of the Bank or classified “Loss” in the ROE, so long as such credit remains uncollected.

(b)     As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit has been classified “Substandard”, “Doubtful”, in the ROE, and is uncollected unless the Bank’s board of directors has adopted, prior to such extension of credit, a detailed written statement giving the reasons why such extension of credit is in the best interest of the Bank. A copy of the statement shall be signed by each Director, and incorporated in the minutes of the applicable board of directors’ meeting. A copy of the statement shall be placed in the appropriate loan file.

ALLOWANCE FOR LOAN AND LEASE LOSSES

     5.     (a)     As of the effective date of this ORDER, and prior to the submission of all Reports of Condition and Income required by the FDIC, the board of directors of the Bank shall review the adequacy of the Bank’s Allowance for Loan and Lease Losses (“ALLL”), provide for an adequate ALLL, and thereafter maintain and accurately report the same. The minutes of the board meeting at which such review is undertaken shall indicate the findings of the review, the amount of increase in the ALLL recommended, if any, and the basis for determination of the amount of ALLL provided. In making these determinations, the board of directors shall consider the Federal Financial Institutions Examination Council’s (“FFIEC”) Instructions for the Reports of Condition and Income and any analysis of the Bank’s ALLL provided by the FDIC or the KDFI.

(b)     ALLL entries required by this paragraph shall be made prior to any capital determinations required by this ORDER.

STRATEGIC PLAN

6.     (a)     As of the effective date of this ORDER, the Bank shall adhere to its comprehensive strategic plan. The plan shall continue to contain an assessment of the Bank’s current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components.

(b)     Within 30 days from the end of each calendar

quarter following the effective date of this ORDER, the Bank’s board of directors shall evaluate the Bank’s actual performance in relation to its strategic plan and record the results of the evaluation, and any actions taken by the Bank, in the minutes of the board of directors’ meeting at which such evaluation is undertaken.

(c)     The strategic plan required by this ORDER shall be revised thirty (30) days prior to the end of each calendar year for which this ORDER is in effect.

(d) The strategic plan and any revisions thereto shall continue to be acceptable to the Regional Director and the Commissioner.

GROWTH RESTRICTION

7.     During the life of this ORDER, the Bank shall not increase its total assets by more than five (5.0%) percent during any consecutive three-month period without providing, at least thirty (30) days prior to its implementation, a growth plan to the Regional Director and the Commissioner. Such growth plan, at a minimum, shall include the funding source to support the projected growth, as well as the anticipated use of funds. This growth plan shall not be implemented without the prior written approval of the Regional Director and the Commissioner. In no event shall the Bank increase its total assets by more than ten (10.0%) percent annually. For the purpose of this paragraph, “total assets” shall be defined as in the FFIEC’s Instructions for the Reports of Condition and Income.

DIVIDEND RESTRICTION

8.     As of the effective date of this ORDER, the Bank shall not declare or pay any dividend without the prior written consent of the Regional Director and the Commissioner.

LIQUIDITY

9.     During the life of this ORDER, the Bank shall submit to the Regional Director and the Commissioner liquidity analysis reports in a format that is acceptable to the Regional Director and the Commissioner on a weekly basis.

CORRECTION OF VIOLATIONS

10.     Within sixty (60) days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law, rule, and regulation listed in the ROE, and implement procedures to ensure future compliance with all applicable laws, rules, and regulations.

COMPLIANCE WITH ORDER

     11.     (a)     Within thirty (30) days from the effective date of this ORDER, the Board shall have in place a program that will provide for monitoring of the Bank’s compliance with this ORDER.

(b)     Following the required date of compliance with subparagraph (a) of this paragraph, the Board shall review the Bank’s compliance with this ORDER and record its review in the minutes of each regularly scheduled Board meeting.

NOTIFICATION TO SHAREHOLDER

12.     Following the effective date of this ORDER, the Bank shall send to its shareholder a copy of this ORDER: (a) in conjunction with the Bank’s next shareholder communication; or (b) in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting.

PROGRESS REPORTS

13.     Within thirty (30) days from the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and the Commissioner written progress reports signed by each member of the Bank’s board of directors, detailing the actions taken to secure compliance with the ORDER and the results thereof.

The effective date of this ORDER shall be the date of its issuance by the FDIC and the KDFI.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provision has been modified, terminated, suspended, or set aside by the FDIC and the KDFI.

Pursuant to delegated authority.

Dated:     November 12, 2015.

M. Anthony Lowe	Charles A. Vice
Regional Director	Commissioner
Chicago Regional Office	Commonwealth of Kentucky
Federal Deposit Insurance	Department of Financial
Corporation	Institutions